Exhibit 99.1

The B2 Fighting Series Heads to Kentucky this Weekend for Two Nights of Explosive MMA Action at B2FS 157

TAMPA, FL, April 22, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series (“B2FS”) is heading to the Central Bank Center in Lexington, Kentucky, this weekend for back to back nights of explosive live MMA action

What: B2 Fighting Series 157, Amateur and Professional LIVE MMA
Where: Central Bank Center in Lexington, Kentucky
When: Friday, April 22 and Saturday, April 23. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

Physical seats have nearly sold out, but tickets can still be purchased at the door. Interested fans will also be able to stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

B2 matchmaker Brandon ‘Hardrock’ Higdon stated, “Not one but two nights of amazing fights are on tap this weekend in Lexington, KY. This fight card is filled with exciting fights each night. In all, fans will get a peek at fighters from ten different states and three different countries, ready to showcase their talents and put on a spectacular show. On Friday night the Main Event will pit Ben "The Haitian Sensation" Pierre-Saint against Jeremy “Ponyboy” Pender in a first round pro flyweight Grand Prix fight. Saturday’s Main Event will showcase Bellator vet Brandon Bell and Ohio’s Perry Stargel, who is coming off three straight wins and looking for number four. Don’t miss this exciting weekend of fights!”

B2FS 157 will span two nights, with 12 fights on the card for each night, making for a total of 24 amateur and professional bouts. Fans will see 2 title fights, 4 female fights, 6 professional fights, and 18 amateur matchups.

“This may well be our biggest weekend ever, and it will feature stacked fight cards from top to bottom on two big nights,” noted Greg P. Bell, Chairman and CEO of B2 Digital. “We love going to Kentucky. We know we will be greeted by some of the most enthusiastic MMA fans anywhere. And our fighters and our team know it, too. And we’re especially thrilled to have such a great slate of future stars to showcase. Expect fireworks!”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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